EXHIBIT 99.1

QCR Holdings, Inc. Named Top 50 Community Bank by S&P Global

MOLINE, Ill., April 19, 2021 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) was recently named one of the Top 50 Best-Performing Community Banks of 2020 with assets between $3B and $10B by S&P Global Market Intelligence. QCR Holdings, Inc. is one of the only banks in our markets to make the list.

“To be recognized as a top performing bank in a year when all banks and communities were going through significant challenges is something to be proud of,” said QCRH CEO Larry Helling. “We built our business on strong relationships and our performance is a true reflection of that. We’re proud of the way we worked to serve our clients and communities during a time of incredible uncertainty.”

The S&P rankings were based on weighted metrics, including pretax return on tangible common equity, efficiency ratio, net interest margin, operating revenue growth, leverage ratio, and nonperforming assets and loans 90 days or more past due as a percentage of total assets. Click here to learn more about the analysis and access the full list of top performing U.S. community banks and credit unions for 2020.

QCR Holdings, Inc. is a multi-bank holding company which includes Quad City Bank & Trust in the Quad Cities, Cedar Rapids Bank & Trust in Cedar Rapids, Iowa, Community State Bank, based in Ankeny, Iowa, SFC Bank, based in Springfield, Missouri, Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company, located in the Cedar Falls/Waterloo, Iowa area.

About Us
QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly-owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and SFC Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly-owned subsidiary, m2 Equipment Finance, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 24 locations in Iowa, Missouri, Wisconsin and Illinois. As of December 31, 2020, the Company had approximately $5.7 billion in assets, $4.3 billion in loans and $4.6 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contacts:

Todd A. Gipple	Kim K. Garrett
President	Vice President, Corporate Communications
Chief Operating Officer	Investor Relations Manager
Chief Financial Officer	(319) 743-7006
(309) 743-7745	kgarrett@qcrh.com
tgipple@qcrh.com